REAL ESTATE LEASE

This lease is made this 18th day of August, 1999, between LA.
Investments, LLC of LaGrange, Indiana, hereinafter referred to as "Landlord", and L.A. West, Inc. an Indiana Corporation, hereinafter called "Tenant."

Landlord in consideration of the rent and covenants herein contained, leases to Tenant, and Tenant lets from Landlord the following described premises (the "Premises"), being real estate
(including any improvements) in LaGrange County, Indiana, the street address of which is more commonly known as 1995 U.S. 20 East, LaGrange, Indiana, more fully described on Exhibit "A."

This lease is on the following terms and conditions:

SECTION 1. TERM.

The term of this lease shall begin on the 1st day of February, 2000, and shall end on the 28th day February, 2010. This lease may be renewed for five additional one-year terms with modification provided for an increase of rent which increase is more fully covered under
Section 2 below.

SECTION 2. RENT AND MANNER OR PAYMENT.

Tenant shall pay Landlord total rent in the amount of Twenty-two
Thousand Five Hundred Dollars ($22,500.00) per month beginning the 1st day of February, 2000, with subsequent installments payable on the same day of each month thereafter during the lease term.
Tenant and Landlord more fully provide that the monthly rental may be increased upon sixty (60) days advanced written notice.
All sums payable to Landlord under this lease shall be paid to Landlord at such place as Landlord so designates in writing.

SECTION 3. USE OF PREMISES.

Tenant shall use the Premises as a manufacturing facility and for other business purposes.

Tenant shall pay all charges for gas, electricity, water and sewage incurred for the Premises during the lease term. Tenant shall not permit any waste or misuse of the Premises.

SECTION 4. TENANT ACCEPTS PREMISES.

Tenant has inspected the Premises and is satisfied with its physical condition. Except as otherwise specified in this Lease:

(a)	Tenant's taking possession of the Premises shall be
conclusive evidence of receipt thereof in good order and repair; and

(b)	Tenant acknowledges that neither Landlord nor any of
Landlord's agents has made any representation as to the condition or state or repair of the Premises or made any agreements or promises to repair or improve it either before or after execution of this Lease.

SECTION 5. REPAIRS AND MAINTENANCE.

Tenant's Obligations.
Tenant agrees:

(a)	to keep, at Tenant's expense, the Premises in a clean,
sightly and healthful condition, and

(b)	to make at Tenant's expense, all repairs which are
necessary to maintain the Premises in good repair and condition; and

(c)	to comply with all statutes and ordinances concerning the
maintenance and repair of the Premises; arid

(d)	to surrender the Premises at the expiration of this Lease
in as good repair and condition as existed at the date of execution of this Lease (after completion of any initial leasehold improvement by Tenant as permitted or required by this Lease), reasonable wear and tear excepted;

(e)	Tenant may make reasonable alterations or additions at
Tenants discretion and expense;

(f)	Tenant shall pay all taxes, assessments, utility expenses
and other expenses incurred by the leasehold.
Landlord's Right to Perform Tenant's Obligations.
If Tenant fails to perform Tenant's obligations under this Lease, Landlord or Landlord's agents may perform such obligations on behalf of Tenant. in addition to the rent hereby reserved, Tenant shall pay Landlord, upon demand, the expenses which Landlord incurred in performing Tenant's obligations.
Landlord's Right to Enter Premises.
Landlord or Landlord's agents shall have the right to enter the premises (without causing or constituting a termination of this Lease or an interference with Tenant's possession) at all reasonable times for the purposes of showing the premises to prospective buyers or tenants, examining its condition or use, and to perform Tenant's obligations (pursuant to Section 5 Landlord's Right to Perform Tenant's Obligations).

SECTION 6. RISK OF LOSS.

Tenant shall bear the risk of loss arising from damage to or loss of Tenant's personal property and trade fixtures located on the Premises, and shall insure the leasehold structures. Tenant to pay all insurance premiums on building and contents etc.

SECTION 7. DEFAULTS AND REMEDIES.

Defaults by Tenant.
A default by Tenant will have occurred under this Lease IF:

(a)	Tenant fails to pay the full amount of any installment of
rent on or before the date when it is due and payable; or

(b)	Tenant fails to observe or perform any other provision of
this Lease for thirty (30) days after Landlord has given
Tenant notice of the nature of Tenant's failure; or

(c)	Tenant files a petition in bankruptcy or for an arrangement
under any present or future federal or state bankruptcy law, or is adjudicated a bankruptcy or insolvent, or makes an assignment for the benefit of creditors, or admits in writing
Tenant's inability to pay debts as they become due; or

(d)	a receiver or trustee of Tenant or of the Premises is
appointed and, in the case of a proceeding brought against Tenant, is not discharged within ninety (90) days after the appointment, or Tenant consents to or acquiesces in the appointment; or

(e)	Tenant abandons, quits or vacates the Premises; or

(f)	Any activity of Tenant causes the cancellation of the
hazard insurance coverage on the Premises; or

(g)	The interest of Tenant under this Lease is ordered sold
under execution or other legal process.
Remedies of Landlord for Default by Tenant.

If a default by Tenant has occurred under this Lease arid is continuing, Landlord has the following remedies:

(a)	The right to reenter and repossess the Premises, and the
right to remove all persons and property from the Premises, all in a lawful manner.

(b)	The right to give Tenant notice of Landlord's termination
of this Lease as of a date specified in the notice, the date to be not earlier than the date of the notice.

(c)	The right to relet the Premises, or any part of it, for the
account of Tenant, for such tern or terms and on such conditions as Landlord, in Landlord's sold discretion, determines. Landlord shall not be responsible or liable to collect any rent payable upon any reletting.

(d)	The right to advance money or make any expenditure to cure
any default or Tenant other than default in payment of rent.

(e)	The right to collect from Tenant by any lawful means

(1.)	any rent due and unpaid.

(2.)	any deficiency which results from default of Tenant
and the failure of any subletting to give Landlord the rent provided by this Lease

(3.)	any money advanced or expenditure made by Landlord
pursuant to Section 7, Remedies of Landlord for Default by Tenant (d),and

(4.)	any other amount which Tenant owes Landlord under this
Lease,

(5.)	the attorney's fees, costs, and expenses, recoverable
by Landlord under Section 7, Provisions Applicable to
Defaults and Remedies (e).
Defaults by Landlord.
A default by Landlord will have occurred under this Lease if Landlord fails to observe or perform any obligation imposed upon Landlord by this Lease for thirty (30) days after Tenant has given Landlord notice of the nature of Landlord's failure.
Remedies of Tenant for Default by Landlord.
If a default by Landlord has occurred under this Lease and is continuing, Tenant has the following remedies:

(a)	The right to bring an action against Landlord to recover
such damages as Tenant may have incurred as a result of Landlord's default.

(b)	The right to claim an eviction as provided by law.

Provisions Applicable to Defaults and Remedies.

(a)	Failure or omission of either party to exercise any remedy
shall not constitute a waiver, or bar or abridge exercise of a remedy upon any subsequent default.

(b)	Receipt of rent by Landlord with knowledge of default by
Tenant shall not constitute a waiver as to such default or as to a remedy available in respect of such default.

(c)	No right or remedy of either party shall be exclusive of
any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any other right or remedy given by this Lease or now or hereafter existing at law or in equity. Termination of this Lease by Landlord shall not prohibit Landlord from recovering any monies due or to become due pursuant to Section 7, Remedies of Landlord for Default by Tenant.

(d)	In addition to any remedies given Landlord by any previous
provision of this Lease, Landlord shall be entitled to the extent permitted by law, to injunctive relief in case of any violation, or attempted or threatened violation, of any of the covenants, agreements or provisions of this Lease.

(e)	Each party is entitled to recover his reasonable attorney
fees, costs and expenses incurred by reason of exercising his remedies under this Lease.

(f)	If Landlord, without fault, is made a party to any
litigation commenced against Tenant or because of Tenant's activities, and if Tenant at Tenant's expense, fails to provide
Landlord with legal counsel satisfactory to Landlord, Tenant shall pay all costs and reasonable attorney fees incurred or paid by Landlord in connection with such litigation.

(g)	Each party shall be entitled to enforce any rights or
exercise any remedies without relief from valuation and appraisement laws.

(h)	Prior to termination of occupancy, notice by one party of
the nature of the other party's failure to observe or perform an obligation shall specify the details of such failure to a reasonable degree so that the party who has the obligation may reasonably understand the failure. If a default cannot, with diligence, be cured within the time provided by this Lease, the party whose obligation it is to cure may give the other party notice of that fact and of appropriate details and if the party is proceeding with diligence and in good faith to cure the default, the time within which the failure may be cured shall be extended for such period as may be needed to complete the curing in diligence and good faith.

SECTION 8. SEVERABILITY

No failure by Landlord to insist on the strict performance of any term or condition of this Agreement or to exercise any right or remedy available and breach thereof, and no acceptance or fu or partial rent during the continuance of any such breach shall constitute a waiver of any such breach or of any such term or condition. No term or condition of this Agreement to be performed by Tenant, and no breach thereof, shall be waived, altered, or modified, except in writing by Landlord.

SECTION 9. ATTORNEY'S FEES

Tenant agrees to pay reasonable attorneys' fees, costs of collection, and applicable court costs in the event Landlord employs an attorney because of Tenant's breach of any term of ibis Lease.

SECTION 10. JOINT AND SEVERAL LIABILITY

Each person signing this Lease as Tenant shall be jointly and severally liable to the Landlord for all obligations and any breach of the terms of this lease. Each Tenant who signs this Lease maybe held individually responsible of the entire amount due under this Lease, for any breach of the terms of this Lease, and for the acts and failure to act, of the other Tenant signing this Lease.

MISCELLANEOUS.

Time is of the essence.
Tenant shall not assign, mortgage or encumber this Lease, nor sublet or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by a party other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant as the case may be, and apply the amounts so collected to the rent herein reserved. No such assignment, subletting occupancy or collection shall be deemed to be a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from his further performance of the covenants contained in this Lease. A consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant from again obtaining Landlord's written consent to any subsequent assignment or subletting.
A notice to be given under this Lease shall be in writing and either delivered in person or mailed, postage p repaid, and addressed: if to Landlord, at the address applicable according to Section 2, Rent and Manner of Payment; and if to Tenant, at the address of the Premises, or at such other address as Tenant shall designate in writing delivered to Landlord. A notice mailed by registered or certified mail shall be deemed given on the date of postmark.
This Lease and its terms, covenants, agreements and provisions shall be binding upon, and inure to the benefit of, the parties and their respective heirs, personal representatives, successors and assigns.

Any change in, or modification or discharge of, this Lease shall be in writing signed by all persons who at the time are parties to this Lease.

This Lease and its terms shall be construed under the laws of the State of Indiana.

This Lease is a triple net Lease and Tenant shall be responsible for all taxes, assessments, insurance coverage, repairs and expenses arising from the real estate.

IN WITNESS WHEREOF, the parties have signed on this date first above written.

LANDLORD                                 TENANT

___________________________________	___________________________________
L.A. Investments, LLC                    L.A. West, Inc.


This instrument prepared by Bill D. Eberhard, Jr., Attorney at Law, 115 South Detroit Street, LaGrange, Indiana 46761.